SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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ONVIA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Onvia Stockholder Letter

Dear Fellow Stockholders:

We made great gains in 2006 to achieving our mission to become the authoritative source that businesses rely on for relevant information, insight, and intelligence required to grow their public-sector related business. In addition to our launch of Onvia Business Builder in August 2005, we launched Onvia Navigator in April 2006. Onvia’s search tool, Onvia Navigator, is unique and is included in the Onvia Guide Plus and Onvia Business Builder, creating a powerful suite of market intelligence products applicable to business of all sizes. In 2006, nearly 34% of transactions involved Onvia Business Builder and/or Onvia Navigator, and as a result, annual contract value per client grew to $1,692 as of December 31, 2006 from $1,371 in the previous year.

Also in 2006, we leased all of our idle office space to a third party, and entered into an amended lease with our current landlord, reducing Onvia’s lease obligation by approximately 49,000 square feet. Onvia will retain approximately 30,000 square feet of office space from January 1, 2007 though April 30, 2010. The new lease decreases our future lease obligation by approximately $3.2 million through the lease term. The new lease amendment reduced the idle lease accrual and increased net income by approximately $67,000 in 2006.

The Company made improvements in financial results in 2006. We increased annual revenue to $16.7 million in 2006, compared to $14.7 million in 2005. Net loss decreased to $5.5 million in 2006, compared to $6.9 million in 2005, and consequently, net loss per share decreased to $0.70 in 2006 from $0.89 in 2005.

The Board of Directors unanimously voted to eliminate the evergreen clause in the Company stock option plan, which previously allowed for automatic increases to the stock option pool. With the elimination of the evergreen clause, increases to the stock option pool are now in the hands of our stockholders. When increases to the Company stock option plan are necessary, the Board will recommend a certain amount to our stockholders for approval.

In 2007, Onvia plans to make recruiting, training, and management of successful sales representatives a core competency. We will seek to gain substantial growth by expanding our service to underserved clients and by increasing the retention rates of first year clients. Creating a culture around goal achievement at the sales representative level and team level will be a priority. In marketing, Onvia plans to deliver warmer leads as measured by continual improvement of conversion rates and contract value, and to ensure the success of new products and marketing promotion launches. Onvia seeks to deliver new products aimed at the needs of our ideal prospects and clients, to deliver higher client value and conversion rates, and to deliver an effective government agency product.

The success of 2006 would not have been possible without the support and loyalty of our clients. We also greatly appreciate the hard work and dedication of the Company’s employees and the Board of Directors. Thank you.

Michael D. Pickett
Chairman of the Board, Chief Executive Officer, and President

Notice of Annual Stockholders Meeting

The Annual Stockholders Meeting of Onvia, Inc., a Delaware corporation, will be held on Friday, May 4, 2007, at 10:00 a.m. local time, at our principal executive offices located at 1260 Mercer Street, Third Floor, Seattle, Washington 98109, for the following purposes:

1.	To elect three Class I directors to serve three year terms ending in 2010.

2.	To transact such other business as may properly come before the meeting.

Stockholders entitled to vote at this meeting are those holders of record as of the close of business on March 21, 2007. The vote of each stockholder is important regardless of the number of shares held. Whether or not you plan to attend the meeting in person, please complete and return your proxy card or vote by telephone or via the internet by following the instructions on your proxy card. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose related to the meeting, during ordinary business hours at our principal offices located at 1260 Mercer Street, Third Floor, Seattle, Washington 98109.

By order of the Board of Directors,

Michael D. Pickett
Chairman of the Board, Chief Executive Officer, and President

Seattle, Washington

April 5, 2007

ONVIA, INC.

1260 Mercer Street, Third Floor

Seattle, WA 98109

PROXY STATEMENT

ANNUAL STOCKHOLDERS MEETING

May 4, 2007

Our Board of Directors is issuing this Proxy Statement to solicit proxies for the Annual Stockholders Meeting on May 4, 2007 at 1260 Mercer Street, Third Floor, Seattle, Washington 98109. This Proxy Statement contains important information about the business matters that will be voted on at the meeting. This Proxy Statement and proxy card were first sent to stockholders on or about April 5, 2007.

Voting Rights

Stockholders eligible to vote at the meeting are those identified as owners of record at the close of business on the record date, March 21, 2007. Each outstanding share of common stock is entitled to one vote on all items presented at the meeting. At the close of business on March 21, 2007 the Company had 8,023,610 shares of common stock outstanding and entitled to vote.

Time and Place of the Annual Stockholders Meeting

The Annual Stockholders Meeting is being held on Friday, May 4, 2007 at 10:00 a.m. local time at our principal executive offices located at 1260 Mercer Street, Third Floor, Seattle, Washington 98109.

Multiple Proxy Cards

If you received more than one proxy card, it means that you hold shares in more than one account. Please sign and return all proxy cards to ensure that all of your shares are voted.

Proxies Not Returned and Broker Non-Votes

If your shares are held in your name, you must return your proxy, vote by telephone or via the internet, or attend the Annual Stockholders Meeting in person in order to vote on the proposal. If your shares are held in street name and you do not vote your proxy, your brokerage firm may either:

•	vote your shares on routine matters; or

•	leave your shares unvoted.

Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, brokers may vote such shares on behalf of their clients with respect to routine matters (such as the election of directors), but not with respect to non-routine matters. If the proposals to be acted upon at any meeting include both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that vote FOR the routine matters, but the broker may not vote on non-routine matters in the absence of a client instruction. This is called a “broker non-vote.”

Broker non-votes will be counted for the purpose of determining the presence of a quorum, but will not be counted for the purpose of determining the number of votes cast.

We encourage you to provide instructions to your brokerage firm by completing and returning your proxy card. This ensures that your shares will be voted at the meeting.

Quorum Requirement

Our Bylaws provide that a majority of all of the shares of stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions, and “broker non-votes” will be counted as present for purposes of determining the presence of a quorum.

Proxy Solicitation

The accompanying proxy is solicited by our Board of Directors for use at the Annual Stockholders Meeting. We will bear the costs of soliciting proxies. In addition to soliciting stockholders by mail and through our employees, we may request banks, brokers, custodians, nominees, and fiduciaries to solicit customers for whom they hold shares of our common stock, and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our directors, officers, and others to solicit proxies, personally, by telephone or otherwise, without additional compensation. We have not retained the services of a proxy solicitor in connection with the Annual Stockholders Meeting.

Voting of Proxies

The shares represented by the proxy cards received, properly marked, dated, signed, and not revoked, will be voted at the Annual Stockholders Meeting. If the proxy card specifies a choice with respect to any matter to be acted on, the shares will be voted in accordance with that specified choice. Any proxy card which is returned but not marked will be voted FOR each of the director nominees and in accordance with the best judgment of the named proxies on any other matters that may come before the meeting. Broker non-votes will not be considered as voting with respect to any matter for which the broker does not have voting authority. A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to the Secretary of the Company a written instrument revoking the proxy with a later date, or by attending the meeting and voting in person.

We urge you to promptly vote and submit your proxy by telephone, over the internet, or by signing, dating, and returning the accompanying proxy card in the enclosed, prepaid, return envelope. If you decide to attend the Annual Stockholders Meeting, you will be able to vote in person, even if you have previously submitted your proxy. Please note that voting via the internet is a valid proxy voting method under the laws of the State of Delaware (our state of incorporation).

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have a classified Board of Directors of seven members consisting of three Class I directors, two Class II directors, and two Class III directors, each of whom will serve until the Annual Stockholders Meetings to be held in 2007, 2008, and 2009, respectively, and until their respective successors are duly elected and qualified. At each Annual Stockholders Meeting, directors are elected for a term of three years to succeed those directors whose terms expire at the Annual Stockholders Meeting dates.

Three Class I directors are to be elected at this Annual Stockholders Meeting. The Board of Directors has nominated current Class I directors Steven D. Smith, James L. Brill, and D. Van Skilling for election by the stockholders. If elected, the nominees will serve as directors until our 2010 Annual Stockholders Meeting, and until their respective successors are duly elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the Board of Directors may designate.

If a quorum representing a majority of all outstanding shares of our common stock is present and voting, either in person or by proxy, the three nominees for Class I directors receiving the highest number of votes will be elected as Class I directors. Votes withheld from any nominee, abstentions, and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the voting.

The Board of Directors unanimously recommends a vote “FOR” each of the nominees named above.

The following sets forth, for our current directors, including the Class I directors, information with respect to their ages and backgrounds.

Class I Director Nominees (Terms Expire at the 2007 Annual Stockholders Meeting)

Steven D. Smith, age 48, has served as a director of the Company since January 2000. Since December 2004, Mr. Smith has served as the Senior Managing Director of Ritchie Capital Management, a private equity investment company. From March 1997 to April 2003, Mr. Smith served as Managing Director of GE Equity, a private equity investment company and a subsidiary of GE Capital. From August 1990 to February 1997, Mr. Smith served in a variety of positions at GE Capital, most recently as Managing Director, Ventures. Mr. Smith holds a Bachelor of Business Administration from Southern Methodist University and a Master of Business Administration from The Wharton School of Business at the University of Pennsylvania.

James L. Brill, age 55, has served as a director of the Company since March 2004. Since January 1, 2007, he has served as Senior Vice President of Finance and Chief Financial Officer of On Assignment, Inc., a staffing agency for science and healthcare professionals. From July 1999 to December 2006, he served as Vice President of Finance and Chief Financial Officer of Diagnostic Products Corporation, a medical diagnostics manufacturer. From August 1998 to June 1999, Mr. Brill served as Chief Financial Officer of Jafra Cosmetics International, a cosmetics manufacturer, and Vice President of Finance and Administration and Chief Financial Officer of Vertel Corporation from 1996 to 1998. Mr. Brill holds a Bachelor of Science from the United States Naval Academy and a Master of Business Administration from UCLA.

D. Van Skilling, age 73, has served as a director of the Company since November 2004. He has been President of Skilling Enterprises since March 1999. He retired in April 1999 as Chairman and CEO of Experian Information Systems Inc., positions he held since Experian was formed in 1996. Previously he was employed by TRW, Inc. for twenty-seven years and was Executive Vice President from 1989 to 1996. Mr. Skilling holds a Bachelor of Arts from Colorado College and a Master of Business Administration from Pepperdine University. He currently serves on the boards of directors of The Lamson and Sessions Company, First American Corporation, McData Corporation, First Advantage Corporation, and The American Business Bank, and is Chairman of the Board of Trustees of Colorado College.

Class II Directors (Terms Expire at the 2008 Annual Stockholders Meeting)

Michael D. Pickett, age 59, has served as a director of the Company since February 1999, as Chief Executive Officer and Chairman of the Board of the Company from February 1999 to August 2000 and since April 2001, and as President since September 2004. Mr. Pickett also served as President and Chief Operating Officer of the Company from August 2000 to April 2001. From July 1999 to August 2000, Mr. Pickett served as Chief Executive Officer of Hardware.com, Inc., an online source for total home improvement solutions, which was acquired by the Company in September 2000. From July 1997 to March 1999, Mr. Pickett was Chairman and Chief Executive Officer of Technology Solutions Network, LLC, a provider of turnkey technology solutions for small businesses. From October 1983 to February 1996, Mr. Pickett served in a variety of positions and most recently as Chairman, Chief Executive Officer, and President of Merisel, Inc., a wholesale distributor of computer hardware and software products and a provider of logistics services. Mr. Pickett holds a Bachelor of Arts in Business Administration from the University of Southern California.

Roger L. Feldman, age 45, has served as a director of the Company since March 2004. Mr. Feldman is a principal of West Creek Capital, an investment firm he co-founded in 1992. Prior to forming West Creek Capital, Mr. Feldman was an investment banker and an attorney. Mr. Feldman holds a Bachelor of Arts from the University of Pennsylvania and a Juris Doctor degree from Columbia Law School.

Class III Directors (Terms Expire at the 2009 Annual Stockholders Meeting)

Jeffrey C. Ballowe, age 51, has served as a director of the Company since December 1999. Before leaving Ziff Davis at the end of 1997, Mr. Ballowe led the launches of five magazines, ZDNet on the Web, ZDTV (became TechTV), and the initial ZD/Softbank investments in Yahoo!, Inc. Mr. Ballowe is the co-founder and past president of the not-for-profit Electronic Literature Organization and a former member of the board of trustees of Lawrence University. Mr. Ballowe holds a Bachelor of Arts from Lawrence University, a Master of Arts in French from the University of Wisconsin, and a Master of Business Administration from the University of Chicago.

Robert G. Brown, age 59, has served as a director of the Company since November 2004 and the lead director since October 2005. Mr. Brown is currently President of Brightwood Advisors, a private company providing business consulting to technology companies and investors. Prior to Brightwood Advisors, Mr. Brown was Group President with Harte-Hanks, a provider of direct marketing services, and President and CEO of ZD Market Intelligence, a division of Ziff Davis, Inc. Mr. Brown holds a Bachelor of Science in Industrial Engineering from Lehigh University and a Master of Business Administration from the Harvard Business School.

There are no family relationships among any of the directors or executive officers of the Company.

Determination of Director Independence

After review and consideration of the applicable legal standards for director independence, the Board of Directors has determined that each of the following directors is an “independent director” as defined by the Nasdaq Marketplace Rules:

Jeffrey C. Ballowe

James L. Brill

Robert G. Brown

Roger L. Feldman

D. Van Skilling

Steven D. Smith

These directors are referred to as “Independent Directors” in this Proxy Statement. The Board of Directors has also determined that each member of the three committees of the Board of Directors meets the independence requirements applicable to those committees prescribed by Nasdaq, the Securities and Exchange Commission (the “SEC”) and/or the Internal Revenue Service. The Board of Directors has further determined that Mr. Brill, a member of the Audit Committee, is an “Audit Committee Financial Expert,” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC.

Board Meetings and Committees

The Board of Directors met four times during 2006. During 2006, no director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and all of the committees of the Board of Directors on which such director served during 2006, except for Mr. Smith who missed three of the six Audit Committee meetings. The Board of Directors had a Compensation Committee, an Audit Committee, and a Nominating and Governance Committee in 2006.

Mr. Brill, Mr. Brown, and Mr. Smith, each of whom is an Independent Director, were members of the Audit Committee during 2006, with Mr. Brill serving as the chairperson. Mr. Brill met the Audit Committee Financial Expert criteria as described above. All other members of the Audit Committee are financially literate and are financially sophisticated, as required by Nasdaq, based on their professional experiences. The Audit Committee retains our independent auditors, reviews their independence, reviews and approves the planned scope of our annual audit, reviews and approves any fee arrangements with our auditors, oversees their work, reviews and pre-approves, as appropriate, any non-audit services that they may perform, reviews the adequacy of accounting and financial controls, reviews our critical accounting policies, and reviews and approves any related party transactions. The Audit Committee met six times in 2006. For 2007, Mr. Brill, Mr. Smith, and Mr. Brown will serve on the Audit Committee, with Mr. Brill serving as chairperson. The Audit Committee operates under a written charter adopted by the Board of Directors in March 2004.

Mr. Ballowe, Mr. Feldman, and Mr. Skilling, each of whom is an Independent Director, were members of the Compensation Committee during 2006, with Mr. Ballowe serving as the chairperson until October 25, 2006 and Mr. Skilling serving as the chairperson thereafter. The Compensation Committee establishes and administers our policies regarding annual executive salaries, cash incentives, and long-term equity incentives. The Compensation Committee met two times in 2006. For 2007, Mr. Ballowe, Mr. Feldman, and Mr. Skilling will serve on the Compensation Committee, with Mr. Skilling serving as chairperson.

Mr. Brill, Mr. Feldman, and Mr. Skilling, each of whom is an Independent Director, were members of the Nominating and Governance Committee during 2006, with Mr. Feldman serving as the chairperson. The Nominating and Governance Committee identifies and recruits individuals to serve as directors of the Company, makes recommendations to the Board of Directors regarding director membership and chairs of the Board’s committees, advises the Board of Directors with respect to matters of Board composition and procedures, develops and recommends to the Board of Directors corporate governance guidelines, considers nominations to the Board of Directors received from stockholders, monitors Company compliance with Onvia’s Code of Business Ethics and Conduct, a copy of which is available on the Company’s website (www.onvia.com), and oversees the annual evaluation of the effectiveness of the Board of Directors and its committees. The Nominating and Governance Committee did not meet in 2006. The director nominees for this Annual Stockholders Meeting were nominated by the Board without recommendation by the Nominating and Governance Committee because two out of the three director nominees were members of the Nominating and Governance Committee. For 2007, Mr. Feldman, Mr. Skilling, and Mr. Brill will serve on the Nominating and Governance Committee, with Mr. Feldman serving as chairperson.

After consultation with the Nominating and Governance Committee, the Board in 2005 unanimously elected Mr. Brown to serve as lead director, to act as a liaison between the Board of Directors and the Company’s management team, to ensure constructive relationships among the directors, and to provide leadership to enhance effectiveness at Board meetings.

The charters of our Audit Committee, Compensation Committee, and Nominating and Governance Committee are available on our website, www.onvia.com.

Director Nominations

The Board of Directors has adopted procedures for nominating director candidates and considering nominees recommended by stockholders (the “Nomination Procedures”). The Nomination Procedures describe the process by which director candidates are selected, the qualifications that those candidates must and should possess, and the procedure for stockholders to submit recommendations for director nominees. The Nomination Procedures are administered by the Nominating and Governance Committee and are described below.

The Nominating and Governance Committee believes that candidates for director should meet certain minimum qualifications, including being able to read and understand financial statements, having substantial business experience, having high moral character and personal integrity, and having sufficient time to attend to their duties and responsibilities to the Company. Exceptional candidates who do not meet all of these criteria may still be considered. The Nominating and Governance Committee will also consider the potential director’s independence, whether the member would be considered an “Audit Committee Financial Expert” as described in the applicable SEC standards, and the diversity that the potential director would add to the Board of Directors in terms of gender, ethnic background, and professional experience.

The Nominating and Governance Committee identifies potential candidates through its members’ networks of contacts, by soliciting recommendations from other directors or executive officers, and, as appropriate, engaging search firms to identify and screen suitable director nominees. After the Nominating and Governance Committee has identified a potential candidate, publicly available information about the person is collected and reviewed. If the Nominating and Governance Committee decides to further pursue the potential candidate after this initial review, contact is made with the person. If the potential candidate expresses a willingness to serve on the Board of Directors, interviews are conducted with the potential candidate and additional information is requested. Candidates are chosen by a majority vote of the members of the Nominating and Governance Committee for recommendation to the Board of Directors.

Director Nominations by Stockholders

The Nominating and Governance Committee will consider director candidates recommended by stockholders on the same basis as other candidates, provided that the following procedures are followed in submitting recommendations:

1.	Stockholders desiring to nominate a director candidate should submit a written recommendation to the Secretary of the Company at 1260 Mercer Street, Third Floor, Seattle, WA 98109.

2.	Submissions must include the potential candidate’s five-year employment history with employer names and a description of the employer’s business, the candidate’s experience with financial statements, and the candidate’s other board memberships.

3.	Submissions must be accompanied by a written consent of the director candidate to stand for election if nominated by the Nominating and Governance Committee and approved by the Board of Directors, and to serve if elected by the stockholders.

4.	Submissions must be accompanied by proof of ownership of the Company’s common stock by the person submitting the recommendation.

5.	Recommendations must be received by February 4, 2008 to be considered for nomination at the 2008 Annual Stockholders Meeting. Recommendations received after February 4, 2008 will be considered for nomination at the 2009 Annual Stockholders Meeting.

Director Compensation

The following table shows the compensation paid to or earned by Onvia’s directors in 2006:

2006 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (9)	All Other Compensation ($)	Total ($)
Jeffrey C. Ballowe (1)(8)	$20,000	$29,609	$5,000	$54,609
James L. Brill (2)(8)	20,000	25,279	0	45,279
Robert G. Brown (3)(8)	30,000	28,754	0	58,754
Roger L. Feldman (4)(8)	20,000	25,279	0	45,279
Michael D. Pickett (5)(8)	0	437,478	0	437,478
D. Van Skilling (6)(8)	20,000	26,533	0	46,533
Steven D. Smith (7)(8)	17,000	21,472	0	38,472

(1) Mr. Ballowe received compensation of $20,000 and 6,000 stock options for his Board and committee participation in 2006. Mr. Ballowe also received $2,500 in the third quarter and $2,500 in the fourth quarter in 2006, as well as 2,500 stock options granted at the market price on October 25, 2006, the date on which the Board approved such options, as compensation for advisory services provided under an agreement with Onvia. The advisory fees were approved by both the Audit Committee and the Board on October 25, 2006. The 2006 accounting charge recognized for total stock options outstanding for Mr. Ballowe, including 2006 grants, appears in the Option Awards column.

(2) Mr. Brill received compensation of $20,000 and 6,000 stock options for his Board and committee participation in 2006. The 2006 accounting charge recognized for total stock options outstanding for Mr. Brill, including 2006 grants, appears in the Option Awards column.

(3) Mr. Brown received compensation of $30,000 and 11,000 stock options as the lead director and for his Board and committee participation in 2006. The 2006 accounting charge recognized for total stock options outstanding for Mr. Brown, including 2006 grants, appears in the Option Awards column.

(4) Mr. Feldman received compensation of $20,000 and 6,000 stock options for his Board and committee participation in 2006. The 2006 accounting charge recognized for total stock options outstanding for Mr. Feldman, including 2006 grants, appears in the Option Awards column.

(5) Mr. Pickett had no director compensation in 2006. His executive compensation appears in the 2006 Summary Compensation Table. The $437,478 in the Option Awards column represents the accounting charge recognized in 2006 for all of Mr. Pickett’s outstanding options, including options granted to him as CEO and President.

(6) Mr. Skilling received compensation of $20,000 and 11,000 stock options for his Board and committee participation in 2006. The 2006 accounting charge recognized for total stock options outstanding for Mr. Skilling, including 2006 grants, appears in the Option Awards column.

(7) Mr. Smith received compensation of $17,000 and 11,000 stock options for his Board and committee participation. Mr. Smith missed three of the six Audit Committee meetings in 2006. The 2006 accounting charge recognized for total stock options outstanding for Mr. Smith, including 2006 grants, appears in the Option Awards column.

(8) The aggregate numbers of option awards outstanding for each director in the table set forth above as of December 31, 2006 were as follows:

Name	Aggregate Options Outstanding (#)
Jeffrey C. Ballowe	71,250
James L. Brill	34,750
Robert G. Brown	39,750
Roger L. Feldman	34,750
Michael D. Pickett	906,979	*
D. Van Skilling	34,750
Steven D. Smith	43,750

* 4,000 of these stock options were granted to Mr. Pickett on March 1, 2000 as director compensation. The remaining stock options were granted to Mr. Pickett for his roles as Chief Executive Officer and President.

(9) Reflects amounts calculated with respect to the 2006 fiscal year utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payments,” excluding the effects of estimated forfeitures. See note 2 of the financial statements in the Company’s Annual Report for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards. The full grant date fair value of the 2006 awards to each director is as follows:

Name	Option Awards Value ($)
Jeffrey C. Ballowe	$23,316
James L. Brill	21,236
Robert G. Brown	30,832
Roger L. Feldman	21,236
Michael D. Pickett	0
D. Van Skilling	17,786
Steven D. Smith	21,236

General Description of Director Compensation

Every director of the Company receives an initial stock option grant to purchase 4,000 shares of our common stock under our 2000 Directors’ Stock Option Plan upon becoming a director, vesting over four years with a ten year term and with the exercise price equal to the fair market value as of the grant date. Each Independent Director receives an automatic annual stock option grant to purchase 1,000 shares of our common stock under our 2000 Directors’ Stock Option Plan on the date of each annual stockholders meeting, vesting 100% in 12 months, with a ten year term and with the exercise price equal to the fair market value as of the grant date. At the 2006 Annual Stockholders Meeting, Mr. Ballowe, Mr. Smith, Mr. Brill, Mr. Feldman, Mr. Skilling, and Mr. Brown each received an option to purchase 1,000 shares of our common stock under our 2000 Directors’ Stock Option Plan.

In addition, the Board of Directors has instituted a policy to compensate each director who is an Independent Director as follows: (i) $5,000 per quarter ($7,500 per quarter for the lead director) if such director attended every Board and committee meeting during such quarter or a prorated amount if all meetings during the requisite quarter were not attended; (ii) a stock option grant to purchase 18,750 shares of our common stock, vesting over four years with a ten year term and with the exercise price equal to the fair market value as of the grant date, under our Amended and Restated 1999 Stock Option Plan (“1999 Plan”), on the date on which such director first qualified as an Independent Director, followed by annual stock option grants to purchase 5,000 shares (10,000 shares for the lead director) of our common stock, vesting over four years with a ten year term and with the exercise price equal to the fair market value as of the grant date, under the 1999 Plan, on each anniversary date of the 18,750 share grant; and (iii) a stock option grant to purchase 15,000 shares of our common stock, vesting over five years with a ten year term and with the exercise price of $2.50 above the closing price as of the grant date, under the 1999 Plan, on the fifth anniversary date on which a director qualified as an Independent Director. Mr. Ballowe, Mr. Smith, Mr. Brill, Mr. Feldman, and Mr. Skilling each received an annual stock option grant to purchase 5,000 shares under the 1999 Plan on their respective anniversary dates on which they qualified as Independent Directors, and lead director Mr. Brown received an annual stock option grant to purchase 10,000 shares on his respective anniversary date on which he qualified as Independent Director. Upon a change in control transaction, 25% of the then-unvested options granted under the 1999 Plan to directors shall vest.

All directors are reimbursed for out-of-pocket expenses incurred in connection with activities as directors, including attendance at Board of Directors and committee meetings.

Stockholder Communications with Directors

We have established a communication mechanism so that our stockholders can communicate with our directors. Stockholders are welcome to communicate directly to the Board of Directors by contacting director, Chief Executive Officer, and President Mr. Pickett by email at investorrelations@onvia.com with a subject line noting “Stockholder Communications to Michael Pickett” or by writing to Michael D. Pickett, Onvia, Inc., 1260 Mercer Street, Third Floor, Seattle, Washington 98109, ATTN: Stockholder Communications. Mr. Pickett will relay all such stockholder communications to the entire Board of Directors, a Board committee, or an individual director, as deemed appropriate, at the next scheduled Board of Directors or committee meeting. No material action has been taken by the Board of Directors resulting from a stockholder communication.

Director Attendance at Annual Stockholders Meetings

It is the Company’s policy to invite all directors to attend the annual stockholders meeting each year. Mr. Pickett attended our 2006 Annual Stockholders Meeting and is planning to attend our 2007 Annual Stockholders Meeting.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee during 2006 was comprised of Mr. Ballowe, Mr. Feldman, and Mr. Skilling, each of whom is an Independent Director. No member of the Compensation Committee or executive officer of the Company has, or during 2006 had, a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 1, 2007, certain information with respect to the beneficial ownership of our common stock by: (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock; (ii) each of our directors and nominees for director; (iii) the Named Executive Officers identified in the 2006 Summary Compensation Table; and (iv) all executive officers and directors as a group.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percent of Class(3)
Asamara, LLC (4) Nadel and Gussman (4) James F. Adelson (4) Stephen J. Heyman (4) 15 East 5th Street, 32nd Floor Tulsa, OK 74103	1,598,239	17.7%

Federated Investors, Inc. (5) Voting Shares Irrevocable Trust (5) John F. Donahue (5) Rhodora J. Donahue (5) J. Christopher Donahue (5) Federated Investors Tower Pittsburgh, PA 15222-3779	780,700	8.7%

Diker GP, LLC (6) Diker Management, LLC (6) Charles M. Diker (6) Mark N. Diker (6) 745 Fifth Avenue, Suite 1409 New York, NY 10151	730,959	8.1%

Michael D. Pickett, Director, CEO, and President (7) 1260 Mercer Street Seattle, WA 98109	728,012	8.1%

Roger L. Feldman, Director (8) 1919 Pennsylvania Avenue NW, Suite 725 Washington, DC 20006	691,733	7.7%

Harvey Hanerfeld (8) 1919 Pennsylvania Avenue NW, Suite 725 Washington, DC 20006	676,802	7.5%

Irvine N. Alpert, Executive Vice President (9)	115,132	1.3%

Jeffrey C. Ballowe, Director (10) 1260 Mercer Street Seattle, WA 98109	86,575	1.0%

Peter W. Noble, Senior Vice President of Sales (11)	76,801	*

Matthew S. Rowley, Chief Information Officer (12)	72,932	*

Cameron S. Way, Controller and Chief Accounting Officer (13)	47,021	*

Steven D. Smith, Director (14) 1260 Mercer Street Seattle, WA 98109	35,250	*

James L. Brill, Director (15) 1260 Mercer Street Seattle, WA 98109	32,411	*

D. Van Skilling, Director (16) 1260 Mercer Street Seattle, WA 98109	28,064	*

Robert G. Brown, Director (17) 1260 Mercer Street Seattle, WA 98109	26,098	*

All directors and officers as a group (11 persons) (18)	1,940,029	21.5%

*	Less than 1%

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information in the footnotes to this table.

(2)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options, warrants, or other convertible securities.

(3)	Calculated on the basis of 7,991,198 shares of common stock outstanding as of March 1, 2007, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after March 1, 2007 are deemed to be outstanding for the purpose of calculating that stockholder’s beneficial ownership.

(4)	Reflected in Schedule 13D filed on June 17, 2005. Asamara, LLC has sole voting and dispositive power over 1,236,481 shares. Nadel and Gussman Energy, L.L.C. has sole voting and dispositive power over 361,758 shares. James F. Adelson and Stephen J. Heyman are managers of Asamara, LLC and Nadel and Gussman Energy, LLC. Mr. Adelson and Mr. Heyman are reported to have shared voting and dispositive power over 1,598,239 shares.

(5)	Reflected in Schedule 13G filed on February 13, 2007. Federated Investors, Inc. is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp., which act as investment advisers to various registered investment companies and separate accounts that own shares of Onvia common stock. All of the outstanding voting stock of Federated Investors, Inc. is held in the Voting Shares Irrevocable Trust for which John F. Donahue, Rhodora J. Donahue, and J. Christopher Donahue act as trustees.

(6)	Reflected in Schedule 13G filed on February 12, 2007. Diker GP, LLC, is the general partner of Diker Value-Tech Fund, LP, Diker Value Tech QP Fund, LP, Diker Micro-Value Fund, LP, Diker Micro-Value QP Fund, LP, Diker-Value QP Fund, LP, Diker Micro and Small Cap Fund, LP, and Diker M&S Cap Master, Ltd. (collectively, the “Diker Funds”), and beneficially owns 668,776 shares. Diker Management, LLC is the investment manager of Diker Funds, and benefically owns 730,959 shares. Charles M. Diker and Mark N. Diker are the managing members of Diker GP, LLC and Diker Management, LLC., and beneficially own 730,959 shares.

(7)	Includes 131,034 shares of common stock; 592,978 shares issuable upon exercise of options granted to Mr. Pickett under the 1999 Plan, all of which are exercisable within 60 days of March 1, 2007; and 4,000 shares issuable upon exercise of options granted under the 2000 Directors’ Plan, all of which are exercisable within 60 days of March 1, 2007.

(8)	Mr. Hanerfeld and Mr. Feldman are stockholders of West Creek Capital, Inc., which is the general partner of West Creek Capital, L.P., the investment adviser of West Creek Partners Fund L.P., which owns 407,502 shares. Mr. Hanerfeld and Mr. Feldman are voting members of Cumberland Investment Partners, L.L.C., which owns 247,070 shares. Mr. Hanerfeld personally owns 22,230 shares and Mr. Feldman personally owns 14,750 shares, according to Schedule 13G/A filed on February 14, 2007. Mr. Feldman’s beneficial ownership also includes 4,000 shares issuable upon exercise of options granted under the 2000 Directors’ Plan, which will be vested within 60 days of March 1, 2007, and 18,411 shares issuable upon exercise of options granted under the 1999 Plan, which will be vested within 60 days of March 1, 2007.

(9)	Includes 4,877 shares of common stock and 110,255 shares issuable upon exercise of options granted to Mr. Alpert under the 1999 Plan, all of which are exercisable within 60 days of March 1, 2007.

(10)	Includes 74,324 shares of common stock; 4,000 shares issuable upon exercise of options granted to Mr. Ballowe under the 2000 Directors’ Plan, all of which are exercisable within 60 days of March 1, 2007; and 8,251 shares issuable upon exercise of options granted under the 1999 Plan, all of which are exercisable within 60 days of March 1, 2007.

(11)	Includes 6,799 shares of common stock and 70,002 shares issuable upon exercise of options granted to Mr. Noble under the 1999 Plan, all of which are exercisable within 60 days of March 1, 2007.

(12)	Includes 3,110 shares of common stock and 69,822 shares issuable upon exercise of options granted to Mr. Rowley under the 1999 Plan, all of which are exercisable within 60 days of March 1, 2007.

(13)	Includes 4,691 shares of common stock and 42,330 shares issuable upon exercise of options granted to Mr. Way under the 1999 Plan, all of which are exercisable within 60 days of March 1, 2007.

(14)	Includes 9,000 shares issuable upon exercise of options granted to Mr. Smith under the 2000 Directors’ Plan, all of which are exercisable within 60 days of March 1, 2007; and 26,250 shares issuable upon exercise of options granted under the 1999 Plan, all of which are exercisable within 60 days of March 1, 2007.

(15)	Includes 10,000 shares of common stock; 4,000 shares issuable upon exercise of options granted to Mr. Brill under the 2000 Directors’ Plan, all of which are exercisable within 60 days of March 1, 2007; and 18,411 shares issuable upon exercise of options granted under the 1999 Plan, all of which are exercisable within 60 days of March 1, 2007.

(16)	Includes 11,966 shares of common stock; 3,000 shares issuable upon exercise of options granted to Mr. Skilling under the 2000 Directors’ Plan, all of which are exercisable within 60 days of March 1, 2007; and 13,098 shares issuable upon exercise of options granted under the 1999 Plan, all of which are exercisable within 60 days of March 1, 2007.

(17)	Includes 10,000 shares of common stock; 3,000 shares issuable upon exercise of options granted to Mr. Brown under the 2000 Directors’ Plan, all of which are exercisable within 60 days of March 1, 2007; and 13,098 shares issuable upon exercise of options granted under the 1999 Plan, all of which are exercisable within 60 days of March 1, 2007.

(18)	Includes 1,013,906 shares of common stock subject to options exercisable within 60 days of March 1, 2007.

EXECUTIVE OFFICERS

Michael D. Pickett, age 59, has served as Chief Executive Officer and Chairman of the Board of the Company since April 2001. Mr. Pickett has also served as President of the Company since September 2004.

Irvine N. Alpert, age 55, has served as Executive Vice President of the Company since July 2001. From February 1995 to July 2001, Mr. Alpert was the founder and Chief Executive Officer of ProjectGuides, Inc., an architecture, engineering, and construction market information service, which was acquired by Onvia in June 2001. From 1993 to 1995, Mr. Alpert served as President of RCI Environmental, Inc., a regional construction company. Mr. Alpert holds a Bachelor of Arts from the University of California, Santa Cruz and a Master of Environmental Planning from the University of California, Berkeley.

Matthew S. Rowley, age 43, has served as Chief Information Officer of the Company since July 2001. Prior to becoming Chief Information Officer of the Company, Mr. Rowley served as Vice President of Development from June 2001 to July 2001, Director of Site Development from December 2000 to June 2001, and Development Manager from August 2000 to December 2000. From November 1999 to August 2000, Mr. Rowley served as Director of Electronic Commerce of Hardware.com, Inc., an online source for total home improvement solutions, which was acquired by Onvia in September 2000. From May 1999 to November 1999, Mr. Rowley was Director of Electronic Commerce Operations of Multiple Zones International, a direct reseller of name-brand information technology products and services to small to medium businesses. Mr. Rowley holds a Bachelor of Arts in History from Seattle Pacific University.

Peter W. Noble, age 43, served as Senior Vice President of Sales of the Company since July 2005. From October 2001 to June 2005, Mr. Noble was Regional Vice President with Gartner, Inc., a provider of research and analysis on the global IT industry. Mr. Noble holds a Bachelor of Arts in Business Administration from University of Puget Sound.

Teri L. Wiegman, age 48, served as Vice President of Marketing of the Company from March 2005 until her departure in January 2007. Ms. Wiegman continues to serve as an independent consultant for the Company. From May 2002 to March 2005, Ms. Wiegman was a consultant with The Resonance Group, working with clients Hewlett-Packard and Microsoft. From January 1999 to October 2001, Ms. Wiegman served as Vice President of Marketing for Content Technologies, makers of MIMEsweeper email security software. Ms. Wiegman holds a Bachelor of Science in Communications from University of Idaho.

Michael S. Balsam, age 39, served as Vice President of Products and Services of the Company since January 2005. Prior to becoming Vice President, Mr. Balsam served as Director of Product Management since November 2002. From June 2001 to November 2002, Mr. Balsam served as a Product Marketing Manager with the Company. Mr. Balsam holds a Bachelor of Science in Zoology from University of New Hampshire.

Cameron S. Way, age 35, has served as Chief Accounting Officer of the Company since January 2003. Mr. Way served as Controller from September 2001 to June 2005, Assistant Controller from December 2000 to September 2001, and finance manager from August 1999 to December 2000. Mr. Way was an audit manager with PricewaterhouseCoopers LLP from January 1999 to August 1999 prior to joining the Company. Mr. Way holds a Bachelor of Arts from Claremont McKenna College.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, our executive officers, and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock with the SEC. These people are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file.

To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations from certain reporting persons that no other reports were required, we believe that during 2006 all reporting persons complied with all applicable filing requirements.

COMPENSATION OF EXECUTIVE OFFICERS

The following table shows the compensation paid to or earned by: (a) our President and Chief Executive Officer; (b) our Chief Accounting Officer; and (c) our three other most highly compensated executive officers in 2006 (together, the “Named Executive Officers”), during 2006.

2006 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (6)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total
Michael D. Pickett (1) Chairman, Chief Executive Officer, and President	2006	$250,000	$0	$437,378	$0	$3,300	$690,678

Irvine N. Alpert (2) Executive Vice President	2006	180,000	0	88,849	191,747	3,300	463,896

Peter W. Noble (3) Senior Vice President of Sales	2006	200,000	25,000	166,904	25,000	3,300	$420,204

Matthew S. Rowley (4) Chief Information Officer	2006	170,000	9,444	49,252	0	2,692	231,388

Cameron S. Way (5) Chief Accounting Officer	2006	130,000	6,111	28,759	0	2,028	166,898

(1)	Mr. Pickett’s annual base salary as of December 31, 2006 was $250,000. The 401(k) company matching contribution of $3,300 appears in the All Other Compensation column.

(2)	Mr. Alpert’s annual base salary as of December 31, 2006 was $180,000. Mr. Alpert’s nonequity incentive compensation consists of commissions of $191,747 in 2006 pursuant to his commission agreement with Onvia. The 401(k) company matching contribution of $3,300 appears in the All Other Compensation column.

(3)	Mr. Noble’s annual base salary as of December 31, 2006 was $200,000. Onvia paid Mr. Noble $25,000 in 2006 as a performance bonus based on his 2005 performance, which was approved by the Board on January 17, 2006. This $25,000 bonus was not pre-established by the Board. Mr. Noble’s nonequity incentive compensation consists of commissions of $25,000 in 2006 pursuant to his commission agreement. The 401(k) company matching contribution of $3,300 appears in the All Other Compensation column.

(4)	Mr. Rowley’s annual base salary as of December 31, 2006 was $170,000. Onvia paid Mr. Rowley $9,444 in 2006 as a management incentive plan bonus for Q4 2005, which was approved by the Board on January 17, 2006. This $9,444 bonus was not pre-established by the Board. The 401(k) company matching contribution of $2,692 appears in the All Other Compensation column.

(5)	Mr. Way’s annual base salary as of December 31, 2006 was $130,000. Onvia paid Mr. Way $6,111 in 2006 as a management incentive plan bonus for Q4 2005, which was approved by the Board on January 17, 2006. This $6,111 bonus was not pre-established by the Board. The 401(k) company matching contribution of $2,028 appears in the All Other Compensation column.

(6)	Amounts calculated utilizing the provisions of SFAS No. 123R, “Share-based Payments,” excluding the effects of estimated forfeitures. See note 2 of the financial statements in the Company’s Annual Report for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards.

Employment Agreements

Mr. Pickett and the Company entered into an employment agreement in March 2001 that provided for an annual base salary of $250,000. The employment agreement was subsequently amended in February 2002 to provide for an annual base salary of $120,000, an annual housing stipend, and a one-time bonus of $125,000 based on achievement of criteria or the occurrence of certain events determined by the Board of Directors, which was paid in June 2002. Mr. Pickett’s employment agreement was further amended in September 2002 to provide for an annual base salary of $177,900 and eliminate the housing stipend. Mr. Pickett’s salary was increased to $250,000 in May 2004. Upon termination of Mr. Pickett’s employment by the Company without cause or by Mr. Pickett for good reason, Mr. Pickett will receive a lump sum payment of $250,000 and 12 months of benefits and accelerated vesting of all unvested options granted under the 2000 Directors’ Stock Option

Plan. Upon a change in control transaction, 50% of the then-unvested options granted under the 1999 Plan to Mr. Pickett shall vest, and the remaining unvested options shall vest and become exercisable upon termination of Mr. Pickett’s employment by the Company without cause or by Mr. Pickett for good reason within 12 months of a change in control transaction.

Mr. Alpert and the Company entered into an employment agreement in February 2002 that provided for an annual base salary of $180,000. Mr. Alpert and the Company also entered into a Commission and Bonus Plan in September 2001, which provides that Mr. Alpert will receive a commission on contracts that Mr. Alpert secures. In January 2007, the Compensation Committee approved an amended commission plan for Mr. Alpert for 2007. Upon termination of Mr. Alpert’s employment by the Company without cause or by Mr. Alpert for good reason, Mr. Alpert will receive six months base salary, benefits, and accelerated vesting of all unvested options granted under the 1999 Plan. Upon a change in control transaction, 25% of the then-unvested options granted to Mr. Alpert shall vest and the remaining unvested options shall vest and become exercisable upon termination of Mr. Alpert’s employment by the Company without cause or by Mr. Alpert for good reason within 12 months of a change in control transaction.

Mr. Rowley and the Company entered into an employment agreement in September 2001 that provided for an annual base salary of $170,000, and a performance bonus of $85,000, which was paid in January 2002. Upon termination of Mr. Rowley’s employment by the Company without cause or by Mr. Rowley for good reason, Mr. Rowley will receive six months of base salary and benefits, as well as six months of accelerated vesting of unvested options granted under the 1999 Plan. Upon a change in control transaction, 25% of the then-unvested options granted to Mr. Rowley shall vest and the remaining unvested options shall vest and become exercisable upon termination of employment by the Company without cause or by Mr. Rowley for good reason within 12 months of a change in control transaction.

2006 GRANTS OF PLAN-BASED AWARDS

Onvia did not grant any equity awards in 2006 to the Named Executive Officers. Onvia had a 2006 Management Incentive Plan, which allowed for a target bonus award of 33% of base salary for participating Named Executive Officers. Mr. Alpert and Mr. Noble were not participants in the 2006 Management Incentive Plan because they were on commission plans and the Compensation Committee believed that they were adequately compensated by such commission plans. Mr. Pickett was not a participant in the 2006 Management Incentive Plan because he, as CEO, was considered separately by the Compensation Committee. The objectives of 2006 Management Incentive Plan were to achieve corporate performance that stockholders care about, to drive and reward unified performance across the executive team, and to focus on building trends for long term, profitable growth. To receive a bonus under this program, the Company had to achieve specified EBITDA goals and annual bookings under the 2006 budget plan, as well as achieve positive cash flow in the fourth quarter of 2006. Since these targets were not achieved in 2006, no bonuses were paid out under the 2006 Management Incentive Plan.

In January 2007, the Compensation Committee established a 2007 Management Incentive Plan, with cash bonuses payable in early 2008, if the Company achieves predetermined targets based on annual bookings, cash flow, and net income metrics. All Named Executive Officers, except for Mr. Pickett, are participants. The Compensation Committee did not include Mr. Pickett in the 2007 Management Incentive Plan. The 2007 Management Incentive Plan allows for a target bonus award of 33% of base salary for Mr. Rowley and Mr. Way if, and only if, all predetermined targets are achieved. No bonuses under the 2007 Management Incentive Plan will be paid if fewer than all criteria are fully achieved. The 2007 Management Incentive Plan also allows for a target bonus award of $20,000 for each Mr. Alpert and Mr. Noble if all predetermined targets are achieved. In addition to the Named Executive Officers, Mr. Balsam is a participant of the 2007 Management Incentive Plan, under which a target bonus award of 33% of his base salary will be awarded to him if all predetermined targets are achieved. The bonus payouts under the 2007 Management Incentive Plan are detailed below:

Participating Named Executive Officer	Target Bonus Amount
Matthew S. Rowley	$56,100
Cameron S. Way	42,900
Irvine N. Alpert	20,000
Peter W. Noble	20,000

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides outstanding equity award information with respect to each Named Executive Officer as of December 31, 2006:

Option Awards

Name	Number of Securities Underlying Unexercised Options – Exercisable (#)	Number of Securities Underlying Unexercised Options – Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Michael D. Pickett (1) 4,000 options 302,979 options 600,000 options	4,000 302,979 250,000	0 0 350,000	$206.10 2.66 10.00	2/28/2010 8/14/2010 11/29/2014
Irvine N. Alpert (2) 18,000 options 16,900 options 30,000 options 100,000 options	15,375 16,548 29,375 41,666	0 0 625 58,334	1.48 1.48 2.55 7.50	8/3/2011 2/22/2012 1/31/2013 11/29/2014
Peter W. Noble (3) 40,000 options 40,000 options 40,000 options 40,000 options 40,000 options	11,333 11,333 11,333 11,333 11,333	28,667 28,667 28,667 28,667 28,667	4.95 5.95 6.95 7.95 8.95	7/1/2015 7/1/2015 7/1/2015 7/1/2015 7/1/2015

Matthew S. Rowley (4) 1,500 options 450 options 400 options 5,000 options 10,150 options 24,500 options 40,000 options 20,000 options	1,500 450 400 5,000 10,150 23,990 16,666 7,666	0 0 0 0 0 0 23,334 12,334	56.10 21.73 2.66 3.60 2.60 1.48 7.50 8.17	8/14/2010 11/1/2010 3/7/2011 7/12/2011 7/20/2011 2/22/2012 11/29/2014 1/26/2015
Cameron S. Way (5) 3,200 options 320 options 5,000 options 22,000 options 30,000 options	1,134 320 4,376 21,541 12,500	0 0 0 459 17,500	1.35 21.73 1.77 2.55 7.50	8/23/2009 11/1/2010 10/16/2011 1/31/2013 11/29/2014

(1)	Mr. Pickett’s 4,000 stock options granted on March 1, 2000 were under the 2000 Directors’ Plan and the remaining stock options were granted under the 1999 Plan. All of Mr. Pickett’s stock options vested in four equal annual installments, except that his 600,000 stock option grant vests in five equal annual installments.

(2)	All of Mr. Alpert’s stock options were granted under the 1999 Plan. All of Mr. Alpert’s stock options vest in four equal annual installments, except that his 100,000 stock option grant vests in five equal annual installments.

(3)	All of Mr. Noble’s stock options were granted under the 1999 Plan and vest in five equal annual installments.

(4)	All of Mr. Rowley’s stock options were granted under the 1999 Plan. All of Mr. Rowley’s stock options vested in four equal annual installments, except that his last two grants of 40,000 options and 20,000 options vest in five equal annual installments.

(5)	All of Mr. Way’s stock options were granted under the 1999 Plan. All of Mr. Way’s stock options vest in four equal annual installments, except that his 30,000 stock option grant vests in five equal annual installments.

2006 OPTION EXERCISES AND STOCK VESTED

No Named Executive Officer exercised any options in 2006.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Onvia does not have any pension plans or any nonqualified deferred compensation plans. Our Named Executive Officers have the following severance, termination, and change of control arrangements:

Upon termination of Mr. Pickett’s employment by the Company without cause or by Mr. Pickett for good reason, Mr. Pickett will receive a lump sum payment of $250,000, 12 months of medical and dental insurance benefits, and accrued and unused personal time off (“PTO”) days. Upon a change in control transaction, 50% of the then-unvested options granted under the 1999 Plan to Mr. Pickett shall vest, and the remaining unvested options shall vest and become exerciseable upon termination of Mr. Pickett’s employment by the Company (or its successor) without cause or by Mr. Pickett for good reason within 12 months after a change of control transaction.

For the other Named Executive Officers, upon termination of his employment by the Company without cause or by him for good reason, he will receive six months base salary, six months of medical and dental insurance benefits, six months of acceleration of the then-unvested options, and accrued and unused PTO days. Upon a change in control transaction, 25% of the then-unvested options granted to him shall vest and the remaining unvested options shall vest and become exercisable upon termination of his employment by the Company (or its successor) without cause or by him for good reason within 12 months after a change in control transaction.

Termination of employment for “cause” means: (i) any material and willful misconduct, fraud, or bad faith on the part of the employee in the performance of the employee’s duties as an employee of Onvia; (ii) the conviction of the employee of, or the entry of the employee of a plea of guilty or no contest to, any felony; (iii) the material breach by the employee of any provision in any material agreement between the employee and Onvia, if such breach is unremedied within 30 days after the employee receives written notice of such breach; (iv) the failure of the employee to comply with any lawful order or instruction of Onvia’s Board of Directors or its Chief Executive Officer within 5 days after written notice of such failure; or (v) the employee’s repeated and serious violations of the published and written rules or policies of Onvia.

Termination of employment by the employee for “good reason” means: (i) Onvia’s material breach of the terms of any employment agreement; (ii) the assignment to the employee of any duties that are substantially inconsistent with or materially diminish the employee’s position; (iii) a material reduction of the employee’s salary, or material adverse modifications to the stock options awarded to the employee, or material reduction in the employee’s total compensation hereunder; or (iv) a requirement that the employee be based at any office or location more than 50 miles from the employee’s primary work location.

Only terminations of employment by the Company without cause or by the Named Executive Officer for good reason will trigger the severance benefits described above and detailed in the table below.

Upon termination, and as a condition to the receipt of any severance payments or option acceleration, each Named Executive Officer must sign a release agreement and is subject to certain non-compete and non-solicitation provisions for one year from the termination date, as well as certain confidentiality and non-disparagement obligations which last indefinitely.

POTENTIAL PAYMENTS UPON TERMINATION UNRELATED TO A CHANGE OF CONTROL

Named Executive Officer	Severance Pay ($)	Medical and Dental Benefits ($) (1)	Acceleration of Stock Options ($) (2)	Accrued and Unpaid PTO Days ($) (3)
Michael D. Pickett	$250,000	$4,070	$0	$19,231
Irvine N. Alpert	90,000	2,035	2,094	13,846
Peter W. Noble	100,000	2,035	3,800	11,926
Matthew S. Rowley	85,000	2,035	0	13,462
Cameron S. Way	65,000	2,035	1,538	10,000

(1)	The value of the medical and dental benefits was calculated based on the assumption that the Named Executive Officers were terminated on December 31, 2006 and that such benefits continued from January 1, 2007 for 12 months for Mr. Pickett and for 6 months for the other Named Executive Officers.

(2)	The value of the accelerated stock options was based on the assumption that the Named Executive Officers were terminated on December 31, 2006 with accelerated vesting for six months from such date, and represents the intrinsic value, calculated as the difference between the closing price of Onvia’s common stock of $5.90 at December 31, 2006 and the exercise price of the underlying options in which the exercise price is less than $5.90.

(3)	The value of the accrued and unpaid vacation days was based on the assumption that the Named Executive Officers were terminated on December 31, 2006.

A change of control transaction means: (i) the direct or indirect sale, or exchange in a single series of related transactions by the stockholders of the Company, of more than fifty percent of the voting stock of the Company; or (ii) the sale, exchange, or transfer of all or substantially all of the assets of the Company, in each case wherein the stockholders of the Company immediately before such transaction or series of related transactions own, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before such transaction or series of related transactions, direct or indirect beneficial ownership of more than fifty percent of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred. Upon a change of control transaction, the table below details the value of the acceleration of in the money stock options.

OPTION ACCELERATION IN CONNECTION WITH A CHANGE OF CONTROL

Named Executive Officer	Acceleration of Stock Options Upon Change of Control Transaction ($) (3)
Michael D. Pickett (1)	$0
Irvine N. Alpert (2)	523
Peter W. Noble (2)	6,808
Matthew S. Rowley (2)	0
Cameron S. Way (2)	384

(1)	50% of the unvested stock options accelerate for Mr. Pickett upon a change of control transaction.

(2)	25% of the unvested stock options accelerate for Mr. Alpert, Mr. Noble, Mr. Rowley, and Mr. Way upon a change of control transaction.

(3)	The value of the accelerated stock options was based on the assumption that the change of control transaction occurred on December 31, 2006 with accelerated vesting from such date, and represents the intrinsic value, calculated as the difference between the closing price of Onvia’s common stock of $5.90 at December 31, 2006 and the exercise price of the underlying options in which the exercise price is less than $5.90.

POTENTIAL PAYMENTS UPON TERMINATION RELATED TO A CHANGE OF CONTROL

Named Executive Officer	Severance Pay ($)	Medical and Dental Benefits ($) (1)	Acceleration of Stock Options ($) (2)	Accrued and Unpaid PTO Days ($) (3)
Michael D. Pickett	$250,000	$4,070	$0	$19,231
Irvine N. Alpert	90,000	2,035	2,094	13,846
Peter W. Noble	100,000	2,035	27,234	11,926
Matthew S. Rowley	85,000	2,035	0	13,462
Cameron S. Way	65,000	2,035	1,538	10,000

(1)	The value of the medical and dental benefits was calculated based on the assumption that the Named Executive Officers were terminated on December 31, 2006 and that such benefits continued from January 1, 2007 for 12 months for Mr. Pickett and for 6 months for the other Named Executive Officers.

(2)	The value of the accelerated stock options was based on the assumption that the Named Executive Officers were terminated on December 31, 2006 with accelerated vesting for six months from such date, and represents the intrinsic value, calculated as the difference between the closing price of Onvia’s common stock of $5.90 at December 31, 2006 and the exercise price of the underlying options in which the exercise price is less than $5.90.

(3)	The value of the accrued and unpaid vacation days was based on the assumption that the Named Executive Officers were terminated on December 31, 2006.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain three compensation plans that provide for the issuance of our common stock to officers, directors, employees, and consultants. These consist of the 1999 Plan, the 2000 Directors’ Stock Option Plan, and the 2000 Employee Stock Purchase Plan (“ESPP”), all of which have been approved by stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the 1999 Plan and the 2000 Directors’ Stock Option Plan as of December 31, 2006. The ESPP had 344,677 shares available for purchase as of December 31, 2006.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by stockholders
Amended and Restated 1999 Stock Option Plan (1)	2,035,094	$6.86	267,720
2000 Directors’ Stock Option Plan	48,000	$54.96	12,000
2000 Employee Stock Purchase Plan	NA	NA	344,677
Warrants Issued for Acquisitions	49,941	$9.00	0

Total	2,133,035	$7.99	624,397

(1)

The 1999 Plan provides that for each year, beginning in 2001 and ending in 2009, on the first day of the year the number of shares reserved for issuance was to be automatically increased by the lesser of: (i) 320,000 shares; (ii) 4% of our outstanding common stock on the last day of the immediately preceding fiscal year; or (iii) a lesser number as determined by the Board of Directors. On January 25, 2006, the Board unanimously decided to increase the number of shares reserved for issuance by only 200,000 shares. At that meeting, the Board also decided to eliminate the automatic evergreen provision, requiring any future increases to the number of shares reserved for issuance to be approved by the stockholders. On January 24, 2007, the Board decided that no increase of stock options to the 1999 Plan was necessary to recommend to the stockholders.

Legal Proceedings

Class Action Securities Litigation

During the year ended December 31, 2001, five securities class action suits were filed against Onvia, former executive officers Glenn S. Ballman and Mark T. Calvert, and Onvia’s lead underwriter, Credit Suisse First Boston (“CSFB”). The suits were filed in the United States District Court for the Southern District of New York on behalf of all persons who acquired securities of Onvia between March 1, 2000 and December 6, 2000. On or around April 19, 2002, these five suits were consolidated, a lead plaintiff was appointed, and the consolidated complaint was filed. The complaint charged defendants with violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 (and Rule 10b-5 promulgated thereunder) and Sections 11 and 15 of the Securities Act of 1933, for issuing a Registration Statement and Prospectus that contained material misrepresentations and/or omissions. The complaint alleged that the Registration Statement and Prospectus were false and misleading because they failed to disclose (i) the agreements between CSFB and certain investors to provide them with significant amounts of restricted Onvia shares in the initial public offering (“IPO”) in exchange for excessive and undisclosed commissions; and (ii) the agreements between CSFB and certain customers under which the underwriters would allocate shares in the IPO to those customers in exchange for the customers’ agreement to purchase Onvia shares in the after-market at predetermined prices. The complaint sought an undisclosed amount of damages, as well as attorneys’ fees. On October 9, 2002, an order of dismissal without prejudice was entered, dismissing former officers Glenn S. Ballman and Mark T. Calvert. This action is being coordinated with approximately 300 other nearly identical actions filed against other companies. On October 13, 2004, the Court certified a class in six of the approximately 300 other actions (the “focus cases”). In her Opinion, Judge Scheindlin noted that the decision is intended to provide strong guidance to all parties regarding class certification in the remaining cases. The Underwriter Defendants appealed the decision and the Second Circuit vacated the district court’s decision granting class certification in those six cases on December 5, 2006. Plaintiffs have not yet moved to certify a class in the Onvia case.

In June 2003, Onvia, along with most of the companies named as defendants in this litigation, approved a settlement agreement negotiated among plaintiffs, underwriters, and issuers. It is unclear what impact the Second Circuit’s decision vacating class certification in the six focus cases will have on the settlement, which has not yet been finally approved by the Court. On December 14, 2006, Judge Scheindlin held a hearing. Plaintiffs informed the Court that they planned to file a petition for rehearing and rehearing en banc. The Court stayed all proceedings, including a decision on final approval of the settlement and any amendments of the complaints, pending the Second Circuit’s decision on Plaintiffs’ petition for rehearing. Plaintiffs filed a petition for rehearing and rehearing en banc on January 5, 2007.

Among other provisions, the settlement, if it receives final approval by the Court, provides for a release of Onvia and the individual defendants for the conduct alleged in the action to be wrongful. Onvia would agree to undertake certain responsibilities, including agreeing to assign away, not assert, or release certain potential claims Onvia may have against its underwriters. The settlement agreement also provides a guaranteed recovery of $1 billion to plaintiffs for the cases relating to all of the approximately 300 issuers. To the extent that the underwriter defendants settle all of the cases for at least $1 billion, no payment will be required under the issuers’ settlement agreement. To the extent that the underwriter defendants settle for less than $1 billion, the issuers are required to make up the difference. On April 20, 2006 JPMorgan Chase and the Plaintiffs reached a preliminary agreement to settle for $425 million. The JPMorgan Chase preliminary agreement has not yet been approved by the Court. In an amendment to the issuers’ settlement agreement, the issuers’ insurers agreed that the JPMorgan preliminary agreement, if approved, would offset the insurers’ obligation to cover the remainder of Plaintiffs’ guaranteed $1 billion recovery by 50% of the value of the JPMorgan settlement, or $212.5 million. Therefore, if the JPMorgan preliminary agreement to settle is preliminarily and then finally approved by the Court, then the maximum amount that the issuers’ insurers will be potentially liable for is $787.5 million. However, future settlements with other underwriters would further reduce that liability. It is unclear what impact the Second Circuit’s decision vacating class certification in the focus cases will have on the JPMorgan preliminary agreement.

It is anticipated that any potential financial obligation of Onvia to plaintiffs pursuant to the terms of the issuer’s settlement agreement and related agreements will be covered by existing insurance. The Company currently is not aware of any material limitations on the expected recovery of any potential financial obligation to plaintiffs from its insurance carriers.

Its carriers are solvent, and the Company is not aware of any uncertainties as to the legal sufficiency of any insurance claim with respect to any recovery by plaintiffs. Therefore, we do not expect that the settlement will involve any payment by Onvia. If material limitations on the expected recovery of the potential financial obligation to the plaintiffs from Onvia’s insurance carriers should arise, Onvia’s maximum financial obligation to plaintiffs pursuant to the settlement agreement would be less than $3.4 million. However, if the JPMorgan Chase preliminary agreement is preliminarily and then finally approved, Onvia’s maximum financial obligation to the plaintiffs pursuant to the settlement agreement would be approximately $2.7 million.

There is no assurance that the court will grant final approval to the issuers’ settlement. If the settlement agreement is not approved and Onvia is found liable, we are unable to estimate or predict the potential damages that might be awarded, whether such damages would be greater than Onvia’s insurance coverage, and whether such damages would have a material impact on our results of operations or financial condition in any future period.

Class Action Faxing Litigation

On February 3, 2005, a lawsuit was filed against Onvia in King County, Washington by Responsive Management Systems. The complaint alleged that Onvia had sent unsolicited facsimiles to recipients in violation of the federal Telephone Consumer Protection Act, Washington’s facsimile law, and the Washington Consumer Protection Act. The complaint sought injunctive relief as well as incidental statutory damages allowed under the federal and Washington facsimile laws on behalf of the plaintiff and each member of the proposed class who received a facsimile in 2001-2004. We send facsimiles to customers with whom we have an existing business relationship, or to vendors with whom our agency partners have an existing relationship. The parties reached a settlement on April 28, 2006, which was preliminarily approved by the court on July 13, 2006. Under the settlement agreement, Onvia has no liability, but Onvia has agreed to assign its rights and claims under its general commercial liability insurance to the plaintiff class. We received final court approval on the settlement agreement on November 19, 2006. Onvia’s commercial insurance company, St. Paul Fire and Marine Insurance Company, appealed the final court approval of the settlement. We do not believe the outcome of the appeal will impact Onvia’s release under the settlement agreement.

On or around July 28, 2006, Onvia’s commercial insurance company, St. Paul Fire and Marine Insurance Company, filed a complaint for declaratory relief against Onvia and Responsive Management Systems in the United States District Court for the Western District of Washington. St. Paul is seeking determination that it owes no duty to defend Onvia in the lawsuit brought by Responsive Management Systems and that it has no coverage obligation under our commercial insurance policy. Onvia was dismissed from this declaratory action on March 7, 2007.

Onvia considers this matter closed.

Potential Future Litigation

In addition, from time to time the Company is subject to various other legal proceedings that arise in the ordinary course of business. While management believes that the disposition of these matters will not have a material adverse effect on the financial position, results of operations, or cash flows of the Company, the ultimate outcomes are inherently uncertain.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In accordance with our Audit Committee charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of all related party transactions. There were no such reportable transactions during 2006. Although we have not entered into any financial transactions with any immediate family member of a director or executive officer of our Company, if we were to do so, any such material financial transaction would need to be approved by our audit committee prior to our Company entering into such transaction. A report is made to our Audit Committee annually disclosing all related parties that are employed by us and related parties that are employed by other companies that we had a material relationship with during that year, if any. Our Audit Committee also reviews and approves our proxy statement and the information contained herein.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee, which is comprised solely of Independent Directors, is responsible for establishing and monitoring our general compensation policies and compensation plans, as well as the specific compensation levels for executive officers, including our Chief Executive Officer. The Compensation Committee reviews and establishes annual base salary levels, annual cash bonus opportunity levels, and long-term incentive opportunities for each Named Executive Officer.

General Compensation Philosophy

Under the supervision of the Board of Directors, our compensation philosophy is designed to attract and retain well-qualified executive talent, to tie annual and long-term cash and stock incentives to achievement of measurable corporate and individual performance objectives, and to align executives’ incentives with stockholder value creation. To achieve these objectives, the Compensation Committee implements and maintains compensation plans that tie a significant portion of an executive’s overall compensation to our Company’s financial performance and common stock price. Overall, the total compensation opportunity is intended to create an executive compensation program that is set competitively compared to public companies of our size and industry, analyzed by our Vice President of Human Resources and our Compensation Committee using four independent salary surveys including the Radford Intro Program Survey Report, WSA Technology Industry Salary Survey, Milliman Northwest Management & Professional Salary Survey, and Spring 2006 Seattle All-Technology Salary Survey. Each executive officer’s compensation package is generally comprised of four elements: (i) base salary, which reflects an individual’s qualifications, scope of responsibilities, experience level, expertise, performance, and impact on Company results; (ii) cash-based incentive compensation tied to personal achievement and overall Company success; (iii) long-term stock options, which are designed to strengthen the mutuality of interests between the executive officers and our stockholders; and (iv) other compensation programs that our executives participate in along with all of our employees, including a qualified 401(k) plan and the ESPP. The Compensation Committee regularly reviews and establishes base salaries, annual cash bonus opportunity levels, and long-term incentive opportunities for each executive officer. The executive officers were not present during, and did not participate in, deliberations or decisions involving their own compensation during 2006.

The summary below describes in more detail the factors that the Compensation Committee considers in establishing each of the four primary components of the compensation package provided to the Named Executive Officers.

While an executive officer does not play a role in setting compensation of his or her own compensation, our Chief Executive Officer does make recommendations concerning stock option grants, bonus plans, and individual performance of other executive officers to the Compensation Committee.

Base Salary

The level of base salary is established primarily on the basis of an executive’s qualifications and relevant experience, the scope of his or her responsibilities, the strategic goals that he or she manages, the compensation levels of executive officers at similar companies in the Seattle and Bellevue, Washington markets, the relationship between the executive’s performance and the Company’s results, and market rates of compensation required to retain qualified management. Generally, we believe that executive base salaries should be very competitive to salaries of comparable companies. Our Vice President of Human Resources used four independent salary surveys to calibrate competitive salaries for our executive officers. The Compensation Committee reviews the base salary of each executive annually and may adjust base salary to take into account the individual’s performance, any changes in responsibility, and to maintain a competitive salary structure. Company performance does not play a significant role in the determination of base salary. The Compensation Committee underwent an analysis of each executive’s base salary in January 2007 in connection with setting 2007 base salary levels.

Cash-Based Incentive Compensation

At Onvia, cash-based incentive compensation takes two forms: sales incentive or commission compensation for our sales executives and a management incentive plan. Onvia’s executives who have sales responsibilities can earn commission compensation tied to specific sales results. The sales incentive commission compensation is intended to reward individual performance that will significantly impact the Company’s overall performance. The sales incentive levels are market driven and reflect what other companies of Onvia’s size within Onvia’s industry are doing based on the assessments of independent salary surveys by our Vice President of Human Resources. Mr. Alpert and Mr. Noble earned sales incentive compensation in 2006 and are on sales incentive plans in 2007. The Compensation Committee undertook an analysis of the sales incentive programs of each sales executive in January 2007 and adjusted sales incentive goals as well as targeted incentive payouts for performance.

Onvia had a 2006 Management Incentive Plan, which allowed for a target bonus award of 11% to 33% of base salary for participating executive officers. Mr. Rowley and Mr. Way were participants in the 2006 Management Incentive Plan. Mr. Pickett, Mr. Alpert, and Mr. Noble were not participants in the 2006 Management Incentive Plan because Mr. Alpert and Mr. Noble had their own sales incentive plans and Mr. Pickett, as CEO, was evaluated separately by the Compensation Committee. The objectives of the 2006 Management Incentive Plan were to achieve corporate performance that stockholders cared about, to drive and reward unified performance across the executive team, and to focus on building trend for long term, profitable growth. To receive a year end bonus under this program, the Company had to achieve certain EBITDA goals and annual bookings under the 2006 budget plan, as well as achieve positive cash flow in the fourth quarter of 2006. Since these targets were not achieved, no bonuses were paid out under the 2006 Management Incentive Plan.

In January 2007, the Compensation Committee established a new management incentive plan, payable in early 2008, if the Company achieves predetermined targets based on annual bookings, cash flow, and net income metrics. All Named Executive Officers, except for Mr. Pickett, are participants. The Compensation Committee did not include Mr. Pickett in the 2007 Management Incentive Plan and has not established a separate bonus plan applicable to Mr. Pickett because on November 29, 2004 Mr. Pickett received 600,000 stock options with an exercise price of $10.00 when the average closing price over the previous 90 business days before the grant date was $5.17. The Compensation Committee believed that this option grant continued to provide sufficient incentives to Mr. Pickett for 2006. The 2007 Management Incentive Plan allows for a target bonus award of 33% of base salary for Mr. Rowley and Mr. Way if, and only if, all predetermined targets are achieved. The 2007 Management Incentive Plan also allows for a target bonus award of $20,000 for each Mr. Alpert and Mr. Noble if all predetermined targets are achieved.

The Compensation Committee established the predetermined targets based on annual bookings, cash flow, and net income metrics for the 2007 Management Incentive Plan for three reasons. First and most important, these targets track corporate performance that stockholders care about most. Second, the targets drive and reward unified performance across the executive team. Third, the targets focus the Company on building for long term, profitable growth. The participating executive officers earn bonuses under the 2007 Management Incentive Plan only when all predetermined targets have been reached.

Long-Term Incentive Compensation

We believe the grant of long-term stock options provides executives and other key employees with an incentive to maximize long-term stockholder value. Stock option awards are designed to give the recipient a significant equity stake in the Company and thereby closely align his or her interests with those of our stockholders. Factors considered in making such awards include the individual’s position, his or her performance and responsibilities, market comparisons based on independent salary surveys, and internal comparisons among our executive officers. The Compensation Committee also takes into consideration the number of stock options that an executive officer already holds. Long-term stock options are not granted annually to our executive officers. The Compensation Committee is free to consider other factors in determining the size of the option grant made to each executive officer where it determines that the circumstances warrant alternative treatment.

Each option grant allows the executive officer to acquire shares of common stock at a fixed price per share (the fair market value on the grant date or above) over a specified period of time (up to 10 years). The options typically vest in equal periodic installments over a four or five year period, contingent upon the executive officer’s continued employment with Onvia. The stock options granted in the last few years have usually had a five-year vesting period (but never less than a four-year vesting period), with the exercise price set higher than the fair market value of the stock as of the grant date for the majority of stock options granted. Typically, when stock options are granted to an executive officer, one-fifth of the options have an exercise price set at the fair market value as of the Board grant date, the second one-fifth of the options have an exercise price set at $1.00 above the fair market value, the third one-fifth of the options have an exercise price set at $2.00 above the fair market value, the fourth one-fifth set at $3.00 above the fair market value, and the last one-fifth set at $4.00 above the fair market value. The Compensation Committee, as well as our Board, believes that premium-priced stock options are critical to aligning the interests of our executive officers with stockholders because the only way premium priced stock options benefit our executive officers is if stockholder value increases first. The granting of premium-priced stock options also reflects the Company’s performance culture and its priority to increasing stockholder value.

No stock options were granted in 2006 to any of our Named Executive Officers because stock option grants were not necessary to keep total compensation competitive for our Named Executive Officers.

Other Compensation Programs

Onvia has a Savings and Retirement Plan (the “Retirement Plan”). The Retirement Plan is a qualified salary reduction plan in which all eligible employees may elect to have a percentage of their pre-tax compensation contributed to the Retirement Plan, subject to certain guidelines issued by the Internal Revenue Service. In January 2005, the Retirement Plan was amended to add a discretionary matching contribution, made in the form of Onvia common stock, equivalent to 25% of every dollar up to 6% of all eligible employee contributions. The matching contributions are subject to a four year vesting schedule, with vesting measured from the employee’s date of hire. The matching contributions are made in the first quarter following each Retirement Plan year, and employees must be employed on the last day of the Retirement Plan year to be eligible to receive the matching contribution. In February 2006, all of our executive officers, along with other employees who made contributions into the Retirement Plan, received matching contributions for the 2005 Plan year. In February 2007, all our Named Executive Officers, along with other employees who made contributions into the Retirement Plan, received matching contributions for the 2006 Plan year. The purpose of the Company matching contribution into the Retirement Plan is to get as many employees to participate in their own retirement savings and to provide another competitive recruiting tool to attract and retrain employees.

Effective May 2000, we adopted the 2000 Employee Stock Purchase Plan (the “ESPP”), which allows an eligible employee to purchase shares of common stock, based on certain limitations, at a price equal to the lesser of 85% of the fair market value of the common stock at the beginning or end of the respective offering period. An eligible employee may purchase up to 600 shares per year. All of our executive officers, except for Mr. Pickett, participated in the ESPP in 2006.

Onvia does not grant stock awards and does not have any pension plans or any nonqualified deferred compensation plans.

Compensation Committee’s Processes and Procedures for Consideration and Determination of Executive Compensation

The Compensation Committee has authority to administer: the 1999 Plan, the 2000 Directors’ Stock Option Plan, the ESPP and the 2007 Management Bonus Program, and make policy recommendations from time to time with respect to our benefit plans. The Compensation Committee also oversees all of our executive compensation policies and decisions. In particular, the Committee exercises all power and authority of the Board in the administration and interpretation of our benefit plans, including establishing guidelines, selecting participants in the plans, approving grants and awards, and exercising such other power and authority as is required and permitted under the plans. The Compensation Committee also reviews and approves executive officer compensation, including, as applicable, salary, bonus and incentive compensation levels, equity compensation (including awards to induce employment), severance arrangements, change-in-control agreements, special or supplemental benefits and other forms of executive officer compensation. The Committee periodically reviews regional and industry-wide compensation practices and trends to assess the adequacy and competitiveness of our compensation programs. The Committee’s responsibilities are reflected in its charter, which is reviewed periodically by the Committee, which recommends any proposed changes to the Board. The Committee’s membership is determined annually by the full Board and includes only independent directors. The Committee meets as often as it deems appropriate, but not less frequently than annually.

Michael D. Pickett has served as our Chief Executive Officer since April 2001. His base salary for the fiscal year ended December 31, 2006 was $250,000. No other compensation, bonus, commission, or stipend was paid to Mr. Pickett during 2006 because the Compensation Committee believed that the 600,000 stock options granted to Mr. Pickett on November 29, 2004 still competitively compensated and motivated him. The 600,000 stock options were granted with an exercise price of $10.00 when the average closing price over the previous 90 business days before the grant date was $5.17.

With respect to Mr. Pickett, the Compensation Committee weighed: (i) the factors discussed above in “Base Salary,” “Cash-Based Incentive Compensation,” and “Long-Term Incentive Compensation,” as well as his previous experience as chairman, president, and chief executive officer of a publicly held company; (ii) the compensation levels at companies that compete with the Company for business and executive talent; and (iii) the Company’s performance, in establishing the amount of Mr. Pickett’s base salary, bonus, and stock option grant.

The Compensation Committee has not delegated any authority to make compensation decisions to any other persons. The Compensation Committee only makes recommendations about stock option grants to the Board of Directors, and it is the Board that makes the final decision to grant stock options.

Role of Executive Officers in Compensation Process

In addition to reviewing executive officers’ compensation against a group of comparable companies, the Compensation Committee also solicits appropriate input from our Chief Executive Officer and Vice President of Human Resources regarding base salary and equity grants for our executive officers. Moreover, only our Chief Executive Officer and Vice President of Human Resources have a role in determining or recommending the amount and/or form of director compensation.

External Advisors

The Compensation Committee has the authority to engage the services of outside advisers and purchase independent salary surveys to assist the Committee in fulfilling its duties. It did not do so in 2006; however, in 2006, the Committee used four independent salary surveys including the Radford Intro Program Survey Report, WSA Technology Industry Salary Survey, Milliman Northwest Management & Professional Salary Survey, and Spring 2006 Seattle All-Technology Salary Survey, to help the Committee assess the Company’s current executive compensation practices, including relative to a peer group of similar companies. The Committee used this information to help formulate executive compensation levels for the 2007 fiscal year. Our Vice President of Human Resources was asked to compare our salary, bonus and equity compensation practices with respect to members of our management team relative to those of the peer group, and to provide feedback to the Committee generally concerning current public company compensation practices.

Deductibility of Executive Compensation

The Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which section disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and four other most highly compensated executive officers, respectively, unless such compensation meets the requirements for the “performance-based” exception to Section 162(m). As the cash compensation paid by the Company to each of its executive officers is expected to be below $1 million and the Compensation Committee believes that options granted under the 1999 Plan to such officers will meet the requirements for qualifying as performance-based, the Compensation Committee believes that Section 162(m) will not affect the tax deductions available to the Company with respect to the compensation of its executive officers. It is the Compensation Committee’s policy to qualify, to the extent reasonable, its executive officers’ compensation for deductibility under applicable tax law. However, the Company may from time to time pay compensation to its executive officers that may not be deductible.

Timing of Awards

In making stock option grants under our option plans, our Compensation Committee has not timed the award of any stock option to coincide with the release of favorable or unfavorable information about us. The Compensation Committee has no intention of timing the award of stock options or other equity-based compensation to coincide with the release of favorable or unfavorable information about us in the future.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with the Company’s management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement, portions of which, including the Compensation Discussion and Analysis, have been incorporated by reference into the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2006.

Compensation Committee

D. Van Skilling, Chair Jeffrey C. Ballowe Roger L. Feldman

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of three directors, each of whom is an Independent Director, and operates under a written charter adopted by the Board of Directors in March 2004.

The Audit Committee recommends to the Board of Directors the selection of an independent registered public accounting firm to be engaged as our independent auditors. The independent auditors are responsible for performing an audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. Management is responsible for our internal controls and the financial reporting process. The Audit Committee is responsible for monitoring and overseeing these processes.

The Audit Committee held six meetings during 2006. The meetings were designed to facilitate and encourage communications between the Audit Committee, management, and our independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte & Touche”). Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal year 2006 with management and the independent auditors.

The Audit Committee discussed and reviewed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors, Deloitte & Touche, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Additionally, the Audit Committee has discussed with Deloitte & Touche the issue of its independence from the Company, and satisfied itself as to the auditors’ independence.

Based on its review of the audited consolidated financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Audit Committee

James L. Brill, Chair Robert G. Brown Steven D. Smith

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report and the Audit Committee Report shall not be deemed to be incorporated by reference into any such filings.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND FEES

Deloitte & Touche served as our independent registered public accounting firm in 2006 and 2005. Audit, audit-related, tax, and all other fees aggregated $229,490 and $224,202 for the years ended December 31, 2006 and 2005, respectively and were composed of the following:

Audit Fees

The aggregate fees billed for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2006 and 2005 and for reviews of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q during those fiscal years were $203,500 and $199,525, respectively.

Audit-Related Fees

The aggregate fees billed for audit related services for the fiscal years ended December 31, 2006 and 2005 were $7,340 and $1,020, respectively. These fees relate to services in conjunction with consultation on internal controls including Sarbanes-Oxley Section 404.

Tax Fees

The aggregate fees billed for tax services for the fiscal years ended December 31, 2006 and 2005 were $18,650 and $23,657, respectively. These fees relate to various tax compliance and consulting services for the fiscal years ended December 31, 2006 and 2005.

All Other Fees

There were no other fees that were not included above for the fiscal years ended December 31, 2006 and 2005.

The Audit Committee’s charter provides that it shall pre-approve all audit and non-audit services. Our Audit Committee pre-approved all services provided by our auditor in 2006. The Audit Committee of the Board of Directors has considered the role of Deloitte & Touche in providing non-audit services to the Company and has concluded that such services are compatible with Deloitte & Touche’s independence as our auditors.

Representatives of Deloitte & Touche will be present at the Annual Stockholders Meeting and available to answer questions.

TRANSACTION OF OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors does not know of any business to be considered at the 2007 Annual Stockholders Meeting other than the proposal described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the person named in the accompanying form of proxy to vote the proxy on such matters in accordance with his or her best judgment.

STOCKHOLDER PROPOSALS TO BE PRESENTED

AT 2008 ANNUAL STOCKHOLDERS MEETING

A stockholder proposal must be addressed to the Secretary and received at the principal executive offices at 1260 Mercer Street, Third Floor, Seattle, Washington 98109 by the close of business on December 6, 2007 to be considered for inclusion in the proxy materials for the Company’s 2008 Annual Stockholders Meeting. Any such proposal may be included in next year’s proxy materials only if such proposal complies with our bylaws and the rules and regulations of the Securities and Exchange Commission. Nothing in this section shall be deemed to require us to include in our proxy statement or our proxy relating to any annual meeting any shareholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission.

For business to be brought before the 2008 Annual Stockholders Meeting by a stockholder, other than those proposals submitted for proposed inclusion in the proxy materials, the Company’s Bylaws provide that notice of such business must be received at the Company’s principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the previous year’s annual stockholders meeting, which means between January 4, 2008 and February 4, 2008. The notice must specify the stockholder’s name, address, number of shares of the Company beneficially owned, a description of the desired business to be brought before the 2008 Annual Stockholders Meeting, and the reasons for conducting such business at the 2008 Annual Stockholders Meeting.

By order of the Board of Directors,

Michael D. Pickett
Chairman of the Board, Chief Executive Officer, and President

April 5, 2007

Seattle, Washington

ONVIA, INC.

PROXY FOR ANNUAL STOCKHOLDERS MEETING

To Be Held May 4, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ONVIA, INC.

The undersigned hereby appoints Michael D. Pickett as proxy for the undersigned, with full powers of substitution, with all the powers the undersigned would possess if personally present, to vote the stock of the undersigned in ONVIA, INC. at the Annual Stockholders Meeting to be held on May 4, 2007 at 10:00 a.m. local time, at Onvia’s executive offices at 1260 Mercer Street, Third Floor, Seattle, Washington 98109, and any adjournment or postponements thereof with all powers the undersigned would possess if personally present. The undersigned hereby revokes any proxy previously given with respect to such stock.

This proxy, if properly executed, will be voted in accordance with the instructions given. Unless revoked or otherwise instructed, the shares represented by this proxy will be voted “FOR the director nominees” in item 1 and will be voted in accordance with the discretion of the proxies upon all other matters which may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors at present knows of no other matters to be brought before the meeting. PLEASE DATE AND MAIL IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR VOTE BY INTERNET OR TELEPHONE.

(Continued and to be signed on other side)

ONVIA, INC.

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INTERNET www.proxyvoting.com/onvi	TELEPHONE 1-888-426-7035	MAIL
1. Go to the website listed above 2. Have your proxy card ready 3. Enter your Control Number located above your name and address 4. Follow the simple instructions on the website	1. Use any touch-tone telephone 2. Have your proxy card ready 3. Enter your Control Number above your name and address 4. Follow the simple recorded instructions	1. Mark, sign, and date your proxy card 2. Detach your proxy card 3. Return your proxy card in the postage paid envelope provided

Detach proxy card here if you are voting by mail.

Ú    DETACH PROXY CARD HERE    Ú

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Please mark your votes as in this example: ☒

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THIS PROXY. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR AND OTHERWISE IN THE DISCRETION OF THE PERSON NAMED AS PROXY ON ALL OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

1.	To elect as directors the three (3) nominees set forth below:

☐	FOR all the nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below.

Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below:

	01. Steven D. Smith	02. James L. Brill 03. D. Van Skilling

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please vote, date, and sign below, and promptly return in the enclosed envelope.

Signature

Date:

Signature

Date:

NOTE: Please sign exactly as the name appears stenciled on this proxy. When signing as attorney, executors, administrators, trustee, or guardian, please set forth your full title. If the stockholder is a corporation, the signature should be that of an authorized officer who should indicate his or her title.